Sub-Item 77I: Terms of New or Amended Securities

Effective May 31, 2011, the Goldman Sachs Korea Equity Fund, a new series of the Trust, commenced offering Class A, Class C, Institutional and Class IR Shares. The terms of the Class A, Class C, Institutional and Class IR Shares for this Fund are described in Post-Effective Amendment No. 279 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 28, 2011 (Accession No. 0000950123-11-041091).

Effective June 30, 2011, the Goldman Sachs India Equity Fund, a new series of the Trust, commenced offering Class A, Class C, Institutional and Class IR Shares. The terms of the Class A, Class C, Institutional and Class IR Shares for this Fund are described in Post-Effective Amendment No. 279 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 28, 2011 (Accession No. 0000950123-11-041091).